Exhibit 3.1

INVESTMENT AGREEMENT

This Investment Agreement (this “Agreement”), dated as of April 10, 2006, among VERIFONE HOLDINGS, INC., a Delaware corporation (“VeriFone”), and the undersigned shareholder (the “Shareholder”) of LIPMAN ELECTRONIC ENGINEERING LTD., an Israeli company (“Lipman”). Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement (as defined below).

WHEREAS, contemporaneously with the execution of this Agreement, Lipman, VeriFone and Merger Sub have entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for, among other things, the Merger; and

WHEREAS, in order to induce VeriFone to enter into the Merger Agreement, the Shareholder wishes to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.             Election of Merger Consideration. The Shareholder hereby agrees that he or it shall make the Stock Election or the Mixed Election under Section 4.2(b)(ii) of the Merger Agreement. The Shareholder shall take all action necessary in order to perform his or its obligation under this section, including by signing and submitting to the Exchange Agent, in accordance with the instructions noted in, the Form of Election and other materials provided by the Exchange Agent, duly completed and submitted to make the Stock Election or the Mixed Election.

2.             Investment Period. (a)  The Shareholder hereby agrees that, during the period beginning from the date hereof and continuing to and including the earlier of (i) the date 180 days after the Closing Date and (ii) if applicable, the date upon which the Shareholder’s employment with VeriFone or any of its affiliates is terminated by VeriFone, he or it shall not, without the approval of VeriFone, which approval shall not be unreasonably withheld or delayed (1) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of VeriFone Common Stock, or any options or warrants to purchase any shares of VeriFone Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of VeriFone Common Stock, whether now owned or hereafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively, the “VeriFone Securities”), or (2) engage in any hedging or other transaction that transfers in whole or in part the economic risk of an investment in the VeriFone Common Stock or which is otherwise designed to or which reasonably could be expected to lead to or result in a sale or disposition of the VeriFone Securities even if such shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option, “costless collar” or other hedging instrument) with respect to any of the VeriFone Securities, whether or not any such transaction is settled in VeriFone Securities.

(b)           The foregoing section shall not apply to (i) shares of VeriFone Common Stock acquired in open market transactions by the undersigned after the Closing; and (ii) transfers of VeriFone Securities (A) by bona fide gift, will or intestacy, (B) if applicable, to a member or member of the immediate family of the Shareholder or to a trust the beneficiaries of which are exclusively such Shareholder and/or a member or member of his immediate family (for purposes of this Section 2(b), “immediate family” shall mean a spouse, lineal descendent, father, mother, brother or sister, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of the transferor, in each case whether by birth or adoption and including stepchildren) or (C) if the Shareholder is a partnership, limited liability company or similar entity, to one or more partners or members of such Shareholder or to an affiliated Person under common control or common management with Shareholder; provided, that in the case of a transfer pursuant to clause (ii) above, it shall be a condition to the transfer that the transferee agree to be bound by the lock-up restrictions set forth in this Agreement as if a party hereto and no filing under Section 13(d) or 16(a) of the Securities Exchange Act of 1934, as amended, reporting a reduction in beneficial ownership of shares of VeriFone Common Stock, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing section.

3.             Termination. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the expiration of the investment period in accordance with Section 2(a) hereof.

4.             Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary:  (i) the Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a registered owner of Shares (and prospective owner of VeriFone Common Stock to be issued in the Merger), (ii) nothing in this Agreement shall be construed to affect or limit any action or inaction by the Shareholder, or any officer, partner, member or employee, as applicable, of the Shareholder, serving on Lipman’s board of directors acting in such Person’s capacity as a director or fiduciary of Lipman and (iii) the Shareholder shall have no liability to VeriFone or any of its affiliates under this Agreement as a result of any action or inaction by the Shareholder, or any officer, partner, member or employee, as applicable, of the Shareholder, serving on Lipman’s board of directors acting in such Person’s capacity as a director of fiduciary of Lipman.

5.             Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

If to VeriFone:

VeriFone
2099 Gateway Place
San Jose, California 95110
Telephone:  408-232-7800
Telecopy:    408-232-7889
Attention:    Chief Financial Officer

with a copy, which shall not constitute notice, to:

Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
Telephone:  650-461-5600
Telecopy:    650-461-5700
Attention:    Scott D. Miller

If to a Shareholder, to the address or telecopy number set forth for such Shareholder on the signature page hereof, with a copy, which shall not constitute notice, to:

Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Telephone:  212-318-3000
Telecopy:  212-318-3400
Attention:  Neil Gold

6.             Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and neither this Agreement nor any provision hereof may be waived, modified, amended or terminated.

7.             GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

8.             Venue; Waiver of Jury Trial; Specific Performance.  The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in each case located in The City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. [The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.]  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.             Captions. Captions are for convenience only and are not deemed to be part of this Agreement.

10.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

12.          Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

13.          Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

14.          THIRD PARTY BENEFICIARIES. NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY PERSON OTHER THAN VERIFONE, THE SHAREHOLDER AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, ANY RIGHTS OR REMEDIES UNDER OR BY REASON OF THIS AGREEMENT. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

VERIFONE HOLDINGS, INC.

By:	/s/ Douglas G. Bergeron
Name:	Douglas G. Bergeron
Title:	Chief Executive Officer

SHAREHOLDER

By:	/s/ Mivtach Shamir Holdings Ltd.
Name:	Mivtach Shamir Holdings Ltd.
Address:
Telecopy: